ARTHUR
                                    ANDERSEN

October 17, 1996

                                                     ___________________________
                                                     Arthur Andersen LLP

The Genlyte Group Incorporated                       ___________________________
                                                     1345 Avenue of the Americas
Re: Form 10-Q Report for the quarter ended           New York, NY 10105-0032
    September 28, 1996


Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of July 1, 1996, the Company changed from the last-in, first-out ("LIFO") method of accounting for certain inventories to the first-in, first-out ("FIFO") method. According to the management of the Company, this change was made for the following reasons: (1) it will improve the measurement of operating results in light of reduced inflation rates; (2) it will enhance the comparability of the Company's financial statements by changing to the predominant method utilized in the industry; and (3) the change to FIFO will allow the Company to reduce the costs incurred in administering the current LIFO system and avoid the expenditure of future costs to design and implement a LIFO cost accounting system in connection with the current modification and upgrade of the Company's management information system.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1995. Further, we have not examined and do not express any opinion with respect to your financial statements for the nine months ended September 28, 1996.

Very truly yours,



/s/ Arthur Andersen LLP